Exhibit 99.2

First Quarter 2017 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s first quarter 2017 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results and guidance is provided at the end of these remarks.
Earnings Conference Call and Webcast
The Company will host a conference call today at 8:30 a.m. ET today to discuss results. Participants may access the earnings conference call by dialing +1 (877) 359-9508 or internationally +1 (224) 357-2393. The passcode is 8560965. Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast will be available on the Company’s website for one year.
Safe Harbor Statement
Any statements in these prepared remarks about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions and restructuring activities; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; market price of the Company's stock prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; the Company's cash flows from operations; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission on March 3, 2017. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, non-GAAP EPS, non-GAAP net income and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliations” and “Non-GAAP Financial Guidance”.
Prepared Remarks

George Sakellaris - CEO

The year is off to a good start. Both revenue and earnings were solid, and in fact above our internal plan. Most importantly, we achieved record backlog of $1.6 billion. The total backlog was up 18%, and contracted backlog was up 40% to over half a billion dollars. We also continue to build our portfolio of energy-producing assets, which will drive the growth of recurring revenue. Those assets under development were up 19% to $207 million. In all, we believe we are on track to deliver on the expectations for the year that we set forth a few weeks ago.

These results highlight important growth drivers of our business. The larger projects we are winning now can support accelerating growth. We are seeing more opportunities in other types of projects beyond our classic energy-focused retrofits of buildings. And we are securing more business from repeat customers. Those factors, among others, should result in good growth for the foreseeable future. They also greatly improve our visibility. Our record backlog, growing pipeline, and substantial recurring revenue streams all reinforce the attractiveness of our business model.

A major highlight of the quarter was our winning the Chicago Smart Lighting project. The City Council approved funding for this project a couple weeks ago, and we expect to receive the “notice to proceed” soon. This project embodies each of the growth drivers I just discussed.

This is a large project. In fact, it is the largest municipally-owned street lighting overhaul in the US. The total contract value is $150 million over four years. Ameresco will replace 85 percent of Chicago’s public street lights with reliable and high-quality LED lighting fixtures. In total we will address 270,000 light fixtures, as well as installing an intelligent lighting management and control system. The network control system will enable the precise operation and monitoring of each streetlight. It can also serve as a platform for other smart city applications. The city gets multiple benefits from the project. The new lights will consume 50-75 percent less electricity than existing high pressure sodium lights. This will reduce operating and maintenance expense, thus generating significant cost savings that will be used to fund the project. The lighting management system will enable remote monitoring and control, and will allow the City to respond proactively to service requests by providing real-time updates when outages occur. And this project will create jobs for companies and residents of Chicago, including women- and minority-owned businesses.

The Chicago Smart Lighting Project is a great example of new types of opportunities we are winning. Historically, our business focused primarily on buildings and campuses. However, aging infrastructure is not limited to just buildings. The streetlight retrofit market began to develop a couple years ago, and we won some good, early project opportunities in Arizona, the State of Washington, and in Canada. Those wins were based on Ameresco’s LED expertise and our ability to design complex and economically compelling projects. We were able to leverage that growing technical expertise, financing capabilities, and our track record of delivering as promised with high quality. This gives additional comfort to our repeat customers that our proposed work will be executed on time and on budget.

Because the Chicago project is so large and visible, our successful execution could drive similar opportunities in many communities nationwide. We believe we will be highly competitive in similar bids. Our strength in integrating complex technologies enables us to handle the sophisticated networking software required in these projects. We also can utilize our expertise in ESPCs and other funding mechanisms to offer these projects to communities in a budget-neutral manner.

Another large project that we can now discuss is the New York City Housing Authority, or NYCHA. On April 6, NYCHA announced the commencement of work on the first phase of their Energy Performance Contract, or EPC, covering 16 public housing developments in Manhattan, Brooklyn and the Bronx. We are very pleased to continue our relationship with NYCHA. We will manage this $56 million phase of the project, which includes lighting, low-flow water fixtures and heating upgrades covering 20,000 apartments. Our work on this phase of the project is expected to reduce annual costs by more than $3.5 million, and will benefit more than 45,000 public housing residents. This first phase will also provide employment opportunities for NYCHA residents as well as local businesses, thereby contributing to construction jobs in the community.

NYCHA is another very large and challenging project for Ameresco, similar to many of the sizeable projects we are now bidding on regularly. The size is driven not only by the sheer scale of NYCHA’s properties, but also by the comprehensive nature of the project. To date, Ameresco's public housing energy specialists have implemented performance contracts with project capital exceeding $500 million. Not many energy service providers have the level of experience, internal design expertise and engineering capabilities that enable us to handle public housing projects of this size.

The NYCHA project also illustrates the visibility built into our business. The $56 million of the first phase has been in our contracted backlog for some time, and will convert to revenue as the project is implemented. Furthermore, additional work in NYCHA’s second phase is already in our awarded backlog, at around $100 million. Since most public housing authorities also face aging infrastructure, steep budget cuts and deferred capital needs, we expect to continue to serve the broad public housing market for some time to come.

I now want to address a significant and positive development by the new administration on federal ESPCs. Last week, the U.S. Department of Energy announced a widely-anticipated new $55 billion IDIQ contract. IDIQ stands for “Indefinite Delivery Indefinite Quantity.” IDIQs are the main contracting vehicle for federal agencies to award individual projects. Ameresco is one of the 21 companies that were awarded the new contract, which will allow us to develop ESPC projects through at least 2022. In the DOE press release announcing the award, Secretary of Energy Rick Perry said that he hopes, and I quote “all federal agencies will utilize this financing method to the fullest extent.” The quote continues: “this program highlights how public and private partnerships can align with this Administration’s objectives for increased energy efficiency.” We are very encouraged by this award and the associated support. It indicates that the Federal government recognizes the positive impact ESPCs can have on budgets through privately financed energy and water infrastructure improvements in federal facilities.

Beyond that specific award, we are seeing no change in our day-to-day activity. The pace of agency meetings is steady, and Department of Defense ESPC programs are coming as expected. We have received more than a dozen new “notice of opportunities” since Election Day. In general, the demand drivers in Federal are still there, as well as continued Congressional support. Based on all this, we do not expect this market to see any material change in the quarters ahead.

With that, now I will turn the call over to John for comments on our financial performance.

John Granara - CFO

Thank you, George, and good morning everyone. Our press release and prepared remarks contain all the figures and comparisons you need. I am not going to repeat all the numbers. Instead we are going to focus on the analysis of the factors that influenced results. Do keep in mind that we are referring to Q1 figures unless I say otherwise, and all comparisons are year over year.

Revenue was essentially flat, which was better than our internal expectations. Project revenue was up slightly, due to the accelerated timing of certain projects. O&M revenue was down due to the impact of a contract amendment that occurred last year. The amendment caused a one-time bump of $1.1 million in Q1 of 16 revenue, and also reduced the going-forward revenue run rate. Outside of this contract amendment, O&M was basically flat. We still expect O&M revenue to be up for the full year. Finally, energy sales were up due to the contribution from assets placed in service last year, as well as some sales of renewable energy attributes.

When analyzing our revenue, keep in mind that Q1 last year included $7 million of revenue related to the non-core SRO project in Canada. We completed that project in this quarter, generating about half a million in revenue and enabling our team there to focus on more profitable opportunities.

Gross margin was lower than last year. However, last year’s gross margin was higher than usual due to the O&M contract amendment I just mentioned. Without that, gross margin was about the same as last year.

Operating expenses were up mainly because we are investing more in growth initiatives. We are spending more to accelerate the growth of our project pipeline and our operating asset portfolio. We believe that our awarded backlog in particular shows that this investment is paying off. We also track RFP and bidding activity, and it is growing as well. In making comparisons, keep in mind that opex last year included $1 million of other charges.

Net income and Adjusted EBITDA were down for a couple of reasons. The decline was primarily due to the O&M amendment impact I just discussed, as well as the increased operating expenses. These results fit with the normal seasonal pattern we expect in our business. It does not change our outlook for the year.

Turning to the balance sheet, let’s look at the sequential change. We ended the quarter in a strong financial position. Cash was higher due to effective working capital management. We brought receivables down substantially, using much of those proceeds to reduce payables. We continued to invest in operating assets as well. The balance sheet changes not funded by working capital efficiency were financed by the line of credit and permanent project financing.

A key item on the left side of the balance sheet is our energy-producing assets, which of course are critical to growing our recurring revenue streams. We have 172 MW-equivalents of assets operating now. Those are landfill gas, biogas and solar. We have another 95 MW-equivalents under development, with a little over half of that already under construction. The assets in operation are carried at $243 million, while $97 million is under construction.

We repurchased approximately 388 thousand shares of common stock for about $2 million. We have $6.6 million still authorized under this program.

As George discussed, our visibility continues to improve. Project backlog reached an all-time high, driven by gains in new awards and new contracts. Awarded backlog was driven by the City of Chicago streetlight project. Overall, our project backlog, O&M book of business, and asset portfolio continue to be healthy and well-balanced across market segments, customers, and geographies.

Let’s conclude with guidance. The numbers we offered a few weeks ago remain unchanged. Q1 results were within a normal range of variation on both the top and bottom lines…a good start to the year, and we see no reason for a change to our published guidance. As a reminder, we expect 2017 consolidated revenue to be in the range of $665 to $700 million. We expect EPS in the range of 37 to 43 cents, and Adjusted EBITDA in the range of $60 to $65 million.

Closing Remarks - Mr. Sakellaris

To conclude, we believe there are few companies in our sector that can match our combination of profitability, growth and visibility. Customers know us and trust us, which drives repeat business. We have confidence in our outlook for this year, and for the years ahead.

Thank you for your interest and support. I’ll now turn the call back to the operator.

Performance by Segment (in thousands):
	Three Months Ended
	Revenues	Adjusted EBITDA(1)
March 31, 2017
U.S. Regions	$41,606	$(2,507)
U.S. Federal	47,924	6,391
Canada	9,501	155
Small-Scale Infrastructure	18,528	6,890
All Other	17,051	1,393
Unallocated corporate activity	—	(6,360)
Total Consolidated	$134,610	$5,962
March 31, 2016
U.S. Regions	$41,621	$1,350
U.S. Federal	38,669	7,019
Canada	14,807	393
Small-Scale Infrastructure	20,693	7,427
All Other	17,986	(11)
Unallocated corporate activity	—	(6,735)
Total Consolidated	$133,776	$9,443

Line of Business Revenues By Segment for the three months ended March 31 (in thousands):
	U.S. Regions	U.S. Federal	Canada	Small-Scale Infrastructure	All Other	Total Consolidated
2017
Revenues:
Project(1)	$36,414	$37,958	$7,716	$2,471	$886	$85,445
Operating Assets(2)	32	434	384	14,281	283	15,414
O&M(3)	4,032	9,161	—	1,542	—	14,735
Integrated-PV(4)	—	—	—	—	8,156	8,156
Other Services	1,128	371	1,401	234	7,726	10,860
Total Revenues	$41,606	$47,924	$9,501	$18,528	$17,051	$134,610
2016
Revenues:
Project(1)	$37,161	$26,801	$12,818	$6,027	$2,295	$85,102
Operating Assets(2)	—	612	293	13,432	306	14,643
O&M(3)	4,361	11,256	156	928	—	16,701
Integrated-PV(4)	—	—	—	—	7,359	7,359
Other Services	99	—	1,540	306	8,026	9,971
Total Revenues	$41,621	$38,669	$14,807	$20,693	$17,986	$133,776
(1) Project revenues consists of services related to the design, engineering and installation of, and the arranging of financing for, equipment and other measures to improve the efficiency and control the operation of a facility’s energy infrastructure. Project revenues also include the construction for customers of small-scale plants that produce electricity, gas, heat or cooling from renewable sources of energy.
(2) Operating Assets revenues includes the sale of electricity, processed LFG, heat or cooling from plants that the Company owns.
(3) O&M revenues includes operations and maintenance services for customers as well as measurement and verification services related to our ESPCs.
(4) Integrated-PV revenues includes the sale of solar PV energy products and systems.

Operating Asset Metrics (in thousands, except megawatt equivalents ("MWe"))
	Three Months Ended and As Of March 31,
	2017	2016
Operating Assets:
Assets in Development	206,600	174,000
Assets in Development (MWe)	94.7	75.2
Total Assets in Operation (MWe)	171.8	159.9
Revenues	$15,414	$14,643
Adjusted EBITDA	$7,567	$7,196

GAAP to Non-GAAP Reconciliations

	Three Months Ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Net (loss) income attributable to Ameresco, Inc.	$(644)	$1,054
Impact of redeemable non-controlling interest	(1,100)	(350)
Plus: Income tax (benefit) provision	(645)	241
Plus: Other expenses, net	1,826	843
Plus: Depreciation and amortization of intangible assets	6,182	5,919
Plus: Stock-based compensation	343	367
Plus: Restructuring and other charges	—	1,369
Adjusted EBITDA	$5,962	$9,443
Adjusted EBITDA margin	4.4%	7.1%

Non-GAAP net (loss) income and EPS:
Net (loss) income attributable to Ameresco, Inc.	$(644)	$1,054
Impact of redeemable non-controlling interest	(1,100)	(350)
Plus: Restructuring and other charges	—	1,369
Plus: Income Tax effect of non-GAAP adjustments	—	(280)
Non-GAAP net (loss) income	$(1,744)	$1,793
Diluted net (loss) income per common share	$(0.01)	$0.02
Effect of adjustments to net (loss) income	(0.03)	0.02
Non-GAAP EPS	$(0.04)	$0.04

Adjusted cash from operations:
Cash flows from operating activities	$(31,785)	$(15,069)
Plus: proceeds from Federal ESPC projects	35,167	16,385
Adjusted cash from operations	$3,382	$1,316

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Year Ended December 31, 2017
	Low	High
Operating income	$33,000	$37,000
Depreciation and amortization of intangible assets	26,000	26,000
Stock-based compensation	1,000	2,000
Restructuring and other charges	—	—
Adjusted EBITDA	$60,000	$65,000
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Other Non-GAAP Disclosure and Non-GAAP Financial Guidance in the tables above.
We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada and charges related to a significant customer bankruptcy. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada. We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.
Our management uses adjusted EBITDA and EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

During the first quarter of 2016, we changed our calculation and presentation of adjusted EBITDA to exclude restructuring charges and losses related to a significant non-core project in Canada and during the third quarter of 2016, we changed our calculation and presentation of adjusted EBITDA in order to exclude charges related to a significant customer bankruptcy. We do not consider these items indicative of our core operating performance. Adjusted EBITDA and adjusted EBITDA margin for the prior periods have been recalculated to be presented on a comparable basis.
Non-GAAP Net Income and EPS
We define non-GAAP net income and earnings per share ("EPS") to exclude certain discrete items that management does not consider representative of our ongoing operations, including restructuring charges, loss related to a significant non-core project in Canada, impact from redeemable non-controlling interest and charges related to a significant customer bankruptcy. We consider non-GAAP net income and non-GAAP EPS to be important indicators of our operational strength and performance of our business because they eliminate the effects of events that are not part of the Company's core operations.
Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.